Income Opportunity Realty Investors, Inc. 8-K

Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Erik Johnson (469) 522-4200 investor.relations@incomeopp-invest.com

Income Opportunity Realty Investors, Inc. reports Earnings for Quarter Ended March 31, 2023

DALLAS (May 11, 2023) -- Income Opportunity Realty Investors, Inc. (NYSE American:IOR) is reporting its results of operations for the quarter ended March 31, 2023. For the three months ended March 31, 2023, we reported net income attributable to common shares of $1.1 million or $0.25 per diluted share compared to a net income of $0.6 million or $0.15 per share for the same period in 2022. Our increase in net income is attributable to an increase in interest income due to an increase in interest rates in 2023.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

Income Opportunity Realty Investors, Inc.

Investor Relations

Erik Johnson (469) 522-4200

Investor.relations@incomeopp-invest.com

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Other Income	$—	$—
Expenses:
General and administrative	218	192
Advisory fee to related party	319	268
Total operating expenses	537	460
Net operating loss	(537)	(460)
Interest income from related parties	1,866	1,252
Income tax provision	(279)	(166)
Net income applicable to common shares	1,050	626

Earnings per share
Basic and diluted	$0.25	$0.15

Weighted average common shares used in computing earnings per share
Basic and diluted	4,168,414	4,168,414